DURHAM EVANS JONES & PINEGAR
                               KEY BANK TOWER
                          50 SOUTH MAIN, SUITE 850
                         SALT LAKE CITY, UT  84144
                           TELEPHONE 801-538-2424
                           FACSIMILE 801-538-2425




June 24, 1998


Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W., Judicial Plaza
Washington, D.C.  20549

Re: KLS Enviro Resources, Inc. Form S-8 Registration Statement Relating to 400,000 Shares of Common Stock and 300,000 Warrants

Ladies and Gentlemen:

We have acted as counsel for KLS Enviro Resources, Inc., a Nevada corporation (the "Company"), in connection with its proposed registration of a total of 400,000 shares of Common Stock, $0.0001 par value per share, and 300,000 warrants to issue Common Stock. In that connection, it is our opinion that the securities being registered will, upon receipt by the Company of consideration for the securities and the issuance of the securities, be legally issued, fully-paid and non-assessable.

We consent to the inclusion of our opinion as an Exhibit to the Registration Statement of KLS Enviro Resources, Inc. on Form S-8 under the Securities Act of 1933, as amended. We express no opinion on the law of any jurisdiction other than the Nevada Private Corporation Act, as amended, and the Securities Act of 1933, as amended.

Cordially,

DURHAM EVANS JONES & PINEGAR

/s/ DURHAM EVANS JONES & PINEGAR
--------------------------------